Exhibit 10.15

AMENDMENT TO SUBLEASE

THIS AMENDMENT TO SUBLEASE (“Amendment”) is made and entered into as of this                      day of December, 2002 (the “Execution Date”), by and between EVEREST NETWORK TECHNOLOGIES, L.L.C., a Delaware limited liability company (“landlord”), and XSPEDIUS MANAGEMENT CO., LLC, a Delaware limited liability company (‘Tenant”).

RECITALS:

A. Pursuant to that certain Sublease by and between Landlord and Tenant executed on September         , 2002 (the “Sublease”). Tenant subleased a portion of those certain premises commonly known as 5555 Winghaven Boulevard, O’Fallon, Missouri (the “Building”) from Landlord.

B. Landlord and Tenant desire to hereby amend the Sublease as more particularly described below.

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Effective January 1, 2003, Tenant shall be permitted to use an additional twenty thousand seven hundred and sixty five (20,765) square feet of space on the first floor of the Building (the “New Space”). The New Space shall be considered part of the Premises as such term is defined in the Sublease and subject to all restrictions and obligations set forth thereunder.

2. In addition to the Rent set forth in the sublease, Tenant shall pay to Landlord additional monthly rents for access to and use of the New Space as set forth below in a timely fashion with Rent payments to be made under the Sublease. Rates applicable to the New Space shall be as follows:

Period	Rent per Square Foot	Monthly Installment
1/1/03 – 9/30/2004	$19.00	$32,877.92	*
10/1/04 – 9/30/2005	$19.75	$34,175.73
10/1/05 – 9/30/2006	$20.00	$34,608.33
10/1/06 – 12/31/07	$21.00	$36,338.75

*

It is possible that Landlord will not have fully vacated the New Space by January 1, 2003. Landlord represents and warrants that at least fifty percent (50%) of fee New Space will be available to Tenant on such date and Tenant will have full access to the New Space no later than February 1, 2003. Should Landlord not make all of the New Space immediately available to Tenant effective January 1, 2003 and only make fifty percent (50%) of the New Space available, the first monthly installment for 2003 shall be reduced by fifty percent (50%). The foregoing notwithstanding, (i) in the event that Landlord’s occupation of the New Space after the Execution Date interferes or impedes Tenant’s ability to prepare and begin occupation of the portion of the New Space made available to Tenant on the Execution Date, then Tenant shall be entitled to a further per diem reduction of the first monthly installment; (ii) if Landlord delivers 100% of the entire New Space to Tenant during January, 2003 then the installment due for January will be increased accordingly by the per diem amount.

3. Tenant acknowledges that as a function of the Sublease and other activities that it has regular and routine access and exposure to Landlord’s or its affiliates employees. Tenant further acknowledges that it would receive substantial additional value, and Landlord and its affiliates would be deprived of the benefits of its work force, if Tenant were to hire Landlord or its affiliates employees as a result. Accordingly, Tenant agrees that while the Sublease remains in force and Landlord continues to occupy and use a portion of the Building and for a period of six (6) months thereafter, Tenant either on its own or through a third party at Tenant’s direction, will not directly solicit or offer employment to any employee(s) of Landlord or its affiliates. This section is not intended to prohibit Tenant from hiring or offering employment to employees of Landlord or affiliates who respond to general solicitations or other means not targeted towards employees of Landlord or affiliates (i.e.–response to ad in a paper or online). Tenant and Landlord specifically recognizes that any breach of this Section 3 will cause irreparable injury to the non-breaching party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of the Lease), Tenant and Landlord agree that in the event of any such breach by Tenant, Landlord shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available, and the prevailing party shall be entitled to recover reasonable attorney’s fees and costs. The Landlord and Tenant specifically agree that a breach or alleged breach of this Section 3 shall not be constitute or be deemed a breach of the Lease and Landlord’s sole remedies are as provide above in this Section 3.

4. Landlord and Tenant hereby agree that the provisions contained in Section 10(c) of the Sublease regarding Cubicles shall hereby be terminated, declared null and void and of no further force or effect. Landlord and Tenant hereby agree that as part of the Premises, Landlord shall allow Tenant to use all leasehold improvements including but not limited to the reception desk, generator, and fire suppression systems and that Tenant shall be entitled to utilize the leasehold improvements in its sole discretion and undertake all Tenant Work with respect to the New Space consistent with Tenant’s intended use of the space, all as permitted by the Sublease.

5. Landlord and Tenant hereby agree that this Amendment is intended simply to supplement the Sublease, which shall continue in full force and effect except as specifically amended or terminated in this Amendment. Access to and use of the New Space shall be exclusively governed by and subject to the terms of the Sublease. Any capitalized terms not defined herein shall have the meaning ascribed to them in the Sublease.

6. The parties hereto represent and warrant to each other that no other broker or other person is entitled to a fee or commission, in connection with this Sublease other than Colliers Turley Martin Tucker and Grubb and Ellis Krombach Partners (“Brokers”), Landlord agrees to pay fees, if any, owed to Brokers as a result of the transaction contemplated by this amendment and shall indemnify and hold Tenant harmless from any reasonable costs and expenses incurred by Tenant as a result of a breach of this obligation by Landlord.

7. Landlord represents and warrants that Landlord is not now in default in performing any of Landlord’s obligations under the Prime Lease.

8. On or before February 1, 2003, Tenant shall deposit with Landlord the sum of $10,000.00 as a security deposit (“Security Deposit”). The Security Deposit shall be held by Landlord in trust for the benefit of Tenant, provided, however, that Landlord shall have the right to apply the same as provided herein. The Security Deposit shall be considered as a security for the payment and performance by Tenant of the obligations, covenants, conditions and agreements contained in this Sublease. Landlord may, without prejudice to any other remedy or without waiving any other rights, use the Security Deposit to the extent necessary to remedy any default in the payment of Rent or to satisfy any other obligation of Tenant hereunder. If all or any part of the Security Deposit shall be so applied, Tenant shall, within five (5) days of receipt of written demand from Landlord, (i) restore the Security Deposit to its full amount and (ii) deposit with Landlord the additional sum of $23,000.00 as added security for the Tenant’s obligations hereunder (collectively, the $33,000 shall then referred to and treated herein as the “Security Deposit”). Landlord shall return any remaining Security Deposit to Tenant within a reasonable time after the Expiration Date of this Sublease.

IN WITNESS WHEREOF, the parties have executed this instrument, or caused the same to be executed, the day and year first above written.

LANDLORD:		TENANT:

EVEREST NETWORK TECHNOLOGIES, L.L.C., a Delaware limited liability company		XSPEDIUS MANAGEMENT CO., LLC a Delaware limited liability company

By:	/s/ Kevin Anderson	By:	/s/ Mark W. Senda
Name:	Kevin Anderson	Name:	Mark W. Senda
Title:	President	Title:	President & CEO